Exhibit 99.1

Pacific Biosciences Announces New Chief Executive Officer

Christian O. Henry Named Chief Executive Officer

John F. Milligan, Ph.D. Named Chairman of the Board

Ben Gong Named Interim CFO

MENLO PARK, California, August 7, 2020 (GLOBE NEWSWIRE) – Pacific Biosciences of California, Inc. (NASDAQ: PACB), a leading provider of high-quality sequencing of genomes, transcriptomes, and epigenomes, today announced the appointment of Christian O. Henry as President and Chief Executive Officer, effective as of September 14, 2020. Mr. Henry has served on our Board of Directors since 2018, including as Chairman of the Board since March 2020. Dr. John F. Milligan, a Board member since 2013, has been appointed to succeed Mr. Henry as Chairman of the Board, also effective September 14, 2020.

As earlier announced, Dr. Michael Hunkapiller will retire from an active operating role at the end of the year. As of September 14, 2020, Dr. Hunkapiller will assume the position of Senior Fellow focused on technology development until his retirement. Dr. Hunkapiller will also continue to serve on the Board of Directors. Also, as earlier announced, Susan K. Barnes retired as Chief Financial Officer today. The Board of Directors has appointed Ben Gong to serve as interim Chief Financial Officer until the company completes its active search for a new Chief Financial Officer.

“We are fortunate to have someone of Christian’s caliber and experience in the life sciences industry as the next CEO of PacBio. We are thrilled to have him lead PacBio into our next phase of growth,” said Dr. Milligan, newly appointed Chairman of the Board. “Christian brings strategic, operational, and public company experience to PacBio, with a proven track record of driving commercial growth, all qualities that were critical in our search for a CEO. The Board is confident that Christian will build on Mike’s success in making PacBio a leader in genetic sequencing. Furthermore, as a member of PacBio’s board of directors for the past two years, Christian has a solid understanding of our products and markets and can balance our commitment to scientific and engineering innovation with our increasing commercial opportunity. PacBio has ample opportunities to grow and innovate, and we believe Christian is an ideal fit to accelerate this work. We are excited about what the future holds under Christian’s leadership.”

“I know that I speak for everyone at PacBio in thanking Dr. Hunkapiller for his exceptional contributions and dedication to the company. Under his leadership, the company has developed remarkable products and technology which have contributed to significant advances in science and sequencing. I am pleased that he will remain involved with PacBio and will be focused on product and technology development and contributing as a board member,” said Christian Henry. “I am excited to join such a highly talented and innovative team at PacBio. I believe our current and future products will play a significant role in accelerating the use of sequencing technologies in both the research and clinical markets and I look forward to working with our team to expand our presence in these markets.”

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) is empowering life scientists with highly accurate long-read sequencing. The company’s innovative instruments are based on Single Molecule, Real-Time (SMRT®) Sequencing technology, which delivers a comprehensive view of genomes, transcriptomes, and epigenomes, enabling access to the full spectrum of genetic variation in any organism. Cited in thousands of peer-reviewed publications, PacBio® sequencing systems are in use by scientists around the world to drive discovery in human biomedical research, plant and animal sciences, and microbiology.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to market leadership, potential development and commercialization of products, future uses, quality or performance of, or benefits of using, products or technologies, plans for growth and success, the search for a new Chief Financial Officer, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Investors: Trevin Rard 650.521.8450

ir@pacificbiosciences.com